Exhibi 99.1

December 30, 2025

Leoch Energy Inc

152 Beach Road

#22-01/04 Gateway East

Singapore 189721

Re: Leoch Energy Inc

Ladies and Gentlemen,

We understand that Leoch Energy Inc (the “Company”) plans to file a registration statement on Form 20-F (as may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Exchange Act of 1934, in connection with its proposed spin-off listing (the “Proposed Spin-off Listing”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Report”) as well as the citation of our Report, (i) in the Registration Statement, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on annual reports on Form 20-F, Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with any future offering or placements, and (vi) in other publicity materials in connection with the Proposed Spin-off Listing.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan Limited

/s/ Charles Lau
Name: Charles Lau
Title: Executive Director